Exhibit 5.1

December 19, 2023

Allurion Technologies, Inc.

11 Huron Drive

Natick, MA 01760

Re:    Securities Registered under Registration Statement on Form S-1

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by Allurion Technologies, Inc., a Delaware corporation (the “Company”), of the offer and resale from time to time of up to 9,482,468 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), by Chardan Capital Markets LLC (“Chardan”), as the selling stockholder listed in the Registration Statement under “Selling Stockholder”, consisting of: (a) 35,511 shares of Common Stock (the “Commitment Shares”) issued by the Company to Chardan pursuant to the ChEF Purchase Agreement, dated as of December 18, 2023, by and between the Company and Chardan (the “Purchase Agreement”) and (b) up to 9,446,957 additional shares of Common Stock (the “Purchase Shares”) to be sold by the Company to Chardan upon the terms, and subject to the satisfaction of the conditions, set forth in the Purchase Agreement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

For purposes of our opinions set forth below, we have assumed (i) approval by the Company’s board of directors (the “Board of Directors”) (or duly authorized designees of the Board of Directors) of each issuance of Purchase Shares, (ii) that the Purchase Shares are issued for a price per share equal to or greater than the minimum price, if any, authorized by Board of Directors (or duly authorized designees of the Board of Directors) prior to the date of issuance (the “Minimum Price”) and (iii) that no event occurs that causes the total number of Purchase Securities that may be issued for the Minimum Price, when added to the number of shares of Common Stock issued, subscribed for, or otherwise committed to be issued, to exceed the number of authorized shares of Common Stock available for issuance by the Company.

The opinions set forth below are limited to the Delaware General Corporation Law.

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1.	The Commitment Shares have been duly authorized and validly issued and are fully paid and nonassessable.

2.	The Purchase Shares have been duly authorized and, subject to issuance by the Company at a price not less than the Minimum Price, when delivered and paid for in accordance

Allurion Technologies, Inc.

December 19, 2023

with the Purchase Agreement and in accordance with any reservation of shares or other restrictions or limitations imposed by the Board of Directors (or duly authorized designees of the Board of Directors) on sales of Purchase Shares by the Company under the Purchase Agreement, will be validly issued, fully paid and nonassessable.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP